Exhibit 3.4

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GGP, INC.

GGP, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The original Certificate of Incorporation was filed with the Delaware Secretary of State on September 22, 1986, under the name “General Growth Partners, Inc.”

2.             A Certificate of Amendment to the original Certificate of Incorporation was filed with the Delaware Secretary of State on December 29, 1992 amending the name of the Corporation to “General Growth Properties, Inc.”

3.             An Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on April 6, 1993.

4.             A Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 24, 1995.

5.             A Restated Certificate of Incorporation was filed with the Delaware Secretary of State on February 10, 2006 (the “Existing Certificate”).

6.             A Certificate of amendment to the Existing Certificate was filed with the Delaware Secretary of State on November 8, 2010, under the name “GGP, Inc.”

7.             This Third Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Existing Certificate and has been duly adopted, executed and acknowledged in accordance with the provisions of Sections 103 and 303 of the Delaware General Corporation Law, as amended.

8.             The text of the Existing Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is GGP, Inc. (the “Corporation”).

ARTICLE II

The Registered Office of the Corporation is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1             Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one thousand six hundred (1,600) shares, consisting of (i) six hundred (600) shares of non-voting preferred stock, par value $1.00 per share (the “Preferred Stock”) and (ii) one thousand (1,000) shares of common stock, no par value per share (the “Common Stock” or “Common Share”).

Section 4.2             Preferred Stock.

(a)           General Terms.  The Preferred Stock may be issued from time to time in one or more series.  An initial series of Preferred Stock, denominated as “Series A Preferred Stock”, has been created and classified as provided in Section 4.2(b) hereof.

(b)           Series A Preferred Stock.  A series of Preferred Stock has been created and classified, and the designation and amount thereof and the voting powers, preferences and relative, participating, options and other special rights of the shares of such series and the qualifications, limitation or restrictions thereof are as follows:

(i)            Designation.  The distinctive serial designation of this series shall be “Series A Preferred Stock” (hereinafter called “Series A”).  Each share of Series A shall be identical in all respects with the other shares of Series A except as to the dates from and after which dividends thereon shall be cumulative.

(ii)           Number of Shares.  The number of shares in Series A shall initially be six hundred (600), which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board.  Shares of Series A redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Stock undesignated as to series.

(iii)          Dividends.  The holders of Series A shall be entitled to receive, when and as declared by the Board, but only out of funds legally available therefore, cumulative cash dividends at the annual rate of $100.00 per share, and no more.  Such dividends shall be payable annually in advance on the first business day of January in each year with respect to the annual dividend period commencing on such date to shareholders of record on the respective date, not exceeding sixty (60) days preceding such dividend payment date, fixed for the purpose by the Board in advance of payment of each particular dividend.

Dividends on the shares of Series A shall be cumulative as follows:

(1)           if issued prior to the record date for the first dividend on shares of such series from the date of issue thereof;

(2)           if issued during the period commencing immediately after a record date for a dividend on shares of such series and ending on the payment date for such dividend, from the dividend payment date next succeeding such dividend payment date; and

(3)           otherwise from the first day of January next succeeding the date of issue of such shares.

So long as any shares of Series A remain outstanding, no dividend whatsoever shall be paid or declared and no distribution made on any Common Stock (as defined in this Third Amended and Restated Certificate of Incorporation) other than a dividend payable in Common Stock, and no Common Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Common Stock, or the exchange or conversion of one Common Share for or into another Common Share, or other than through the use of the proceeds of a substantially contemporaneous sale of other Common Stock), unless all dividends on the Series A for the then current and all past annual dividends periods shall have been paid or declared and set aside for payment.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board may be declared and paid on any Common Stock from time to time out of any funds legally available therefore, and the Series A shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

(iv)          Rights Upon Liquidation.   In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A shall be entitled, before any distribution or payment is made to the holders of any Common Stock, to be paid in full an amount equal to $1,000.00 per share (which amount is hereinafter referred to as the “voluntary liquidation amount”), together with accrued dividends to such distribution or payment date whether or not earned or declared.  In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A shall be entitled to be paid in full an amount equal to $1,000.00 per share (which amount is hereinafter referred to as the “involuntary liquidation amount”), together with accrued dividends to such distribution or payment date whether or not earned or declared.

If such payment shall have been made in full to all holders of Series A, the remaining assets of the Corporation shall be distributed among the holders of Common Stock, according to their respective numbers of shares.  For the purposes of this Section 4, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(v)           Voting Rights.  Except as required by applicable law, the holders of Series A shall have no voting rights in the Corporation.  To the extent the holders of Series A are required to have voting rights by applicable law, the holders of Series A shall be entitled to one vote per share and shall vote together with the holders of Common Stock as a single class.

(vi)          Definitions.  As used herein with respect to Series A, the term “accrued dividends,” with respect to any share, shall mean an amount computed at the annual dividend rate for Series A from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

(vii)         No Other Rights.  The shares of Series A shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

(c)           Legend.  Any certificate evidencing Preferred Stock shall be stamped or endorsed with a legend in substantially the following form:

THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.

Section 4.3             Common Stock.

(a)           Common Stock Subject to Terms of Preferred Stock.  The Common Stock shall be subject to the express priorities and limitations of the Preferred Stock.

(b)           Dividend Rights.  The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board out of funds legally available therefor.

(c)           Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock, as the number of Common Stock held by such holder bears to the total number of Common Stock then outstanding.

(d)           Voting Rights.  Except as may be provided in this Third Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (for which common stockholders shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting.

(e)           Legend.  Any certificate evidencing Common Stock shall be stamped or endorsed with a legend in substantially the following form:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.

Section 4.4             Preemptive Rights.  No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Section 4.5             No Preferential Dividends.  No “preferential dividends” (as defined under the Internal Revenue Code of 1986, as amended from time to time, the “Code”) may be declared and any dividend which would otherwise be treated as a preferential dividend shall be recharacterized as a demand loan to the stockholders who received such dividend.

Section 4.6             Authority of the Board.  Nothing contained in this Third Amended and Restated Certificate of Incorporation shall limit the authority of the Board to take such action as it deems necessary or advisable to protect the Corporation and the interest of the stockholders by preserving the Corporation’s qualification as a REIT.  In applying the provisions of this Section 4.6, the Board may take into account the lack of certainty in the provisions of the Code and Treasury Regulations regarding REIT status and relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the related matters on as conservative a basis as the Board deems advisable to minimize or eliminate uncertainty as to the Corporation’s continued qualification as a REIT.  A REIT is a real estate investment trust under Section 856 of the Code.

Section 4.7 Severability.      If any provision of this Article IV or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V

The Board and/or the stockholders of the Corporation are expressly empowered to make, alter, amend or repeal the Bylaws of the Corporation in the manner determined by the terms of the Bylaws of the Corporation then in existence.  In the event of any conflict between this Third Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, this Third Amended and Restated Certificate of Incorporation shall control.

ARTICLE VI

The Corporation shall have perpetual existence.

ARTICLE VII

The Corporation shall indemnify all officers and directors of the Corporation, and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL or any successor provision.

ARTICLE VIII

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director.

This Third Amended and Restated Certificate of Incorporation shall be effective at          am/pm on November 8, 2010.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed on the 8th day of November, 2010.

GGP, INC.

Linda J. Wight, Assistant Secretary